                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No. 7

                    under the Securities Exchange Act of 1934

                DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      NONE
                         -------------------------------
                                 (CUSIP Number)

                               MR. PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                            TELEPHONE: (303) 757-8081

                                 with a copy to:
                                GREGORY M. CHAIT
                               KATHERINE M. KOOPS
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                   191 PEACHTREE STREET, N.E., SIXTEENTH FLOOR
                           ATLANTA, GEORGIA 30303-1740
                            TELEPHONE: (404) 572-6600
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               SEPTEMBER 28, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 8 Pages)

CUSIP NO. NOT APPLICABLE              13D                      PAGE 2 OF 8 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: AIMCO PROPERTIES, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY): 84-1275721

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER
     NUMBER OF
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       8       SHARED VOTING POWER
     OWNED BY                     10,383 UNITS
  EACH REPORTING      ----------------------------------------------------------
    PERSON WITH       9       SOLE DISPOSITIVE POWER

                      ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER
                                  10,383 UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,383 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        27.8%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 3 OF 8 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: AIMCO-GP, INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
    NUMBER OF
      SHARES            --------------------------------------------------------
   BENEFICIALLY         8       SHARED VOTING POWER
     OWNED BY                        10,383 UNITS
  EACH REPORTING        --------------------------------------------------------
    PERSON WITH         9       SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                     10,383 UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,383 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        27.8%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 4 OF 8 PAGES


--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON: APARTMENT INVESTMENT AND MANAGEMENT COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1259577

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND

--------------------------------------------------------------------------------
                          7       SOLE VOTING POWER
      NUMBER OF
       SHARES             ------------------------------------------------------
    BENEFICIALLY          8       SHARED VOTING POWER
      OWNED BY                        10,393 UNITS
   EACH REPORTING         ------------------------------------------------------
     PERSON WITH          9       SOLE DISPOSITIVE POWER

                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                      10,393 UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,393 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        27.9%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 5 OF 8 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: INSIGNIA PROPERTIES, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

--------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
      NUMBER OF
       SHARES            -------------------------------------------------------
    BENEFICIALLY         8       SHARED VOTING POWER
      OWNED BY                      10 UNITS
   EACH REPORTING        -------------------------------------------------------
     PERSON WITH         9       SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                    10 UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        LESS THAN 1%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 6 OF 8 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: AIMCO/IPT, INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

--------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
      NUMBER OF
       SHARES            -------------------------------------------------------
    BENEFICIALLY         8       SHARED VOTING POWER
      OWNED BY                      10 UNITS
   EACH REPORTING        -------------------------------------------------------
     PERSON WITH         9       SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                    10 UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        LESS THAN 1%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 7 OF 8 PAGES


         This Amendment No. 7 (this "Amendment") amends the Statement on
Schedule 13D initially filed jointly by AIMCO Properties, L.P., AIMCO-GP, Inc., and Apartment Investment and Management Company ("AIMCO") on October 27, 1999, as amended by Amendments 1 through 6, which amended and updated the reported beneficial ownership of the units of the issuer by the group.

Item 1. Security and Issuer

         The name of the issuer is Drexel Burnham Lambert Real Estate Associates II, a New York limited partnership (the "Partnership"), and the address of its principal executive offices is Colorado Center, Tower Two, 2000 South Colorado Blvd, Suite 2-1000, Denver, CO 80222. The Partnership's managing general partner is DBL Properties Corporation, a Delaware corporation (the "General Partner"). The General Partner is a wholly owned subsidiary of AIMCO. The title of the class of equity securities to which this statement relates is the Partnership's units of limited partnership interest ("Units").

Item 3. Source and Amount of Funds or Other Consideration.

         This Amendment is being filed after the conclusion of the tender offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase outstanding Units of limited partnership interest of the Partnership, at a price of $67 per unit, subject to the conditions set forth in the Offer to Purchase dated August 30, 2001, supplement thereto filed as exhibit 7 to the Schedule TO/A filed September 24, 2001, and amended Schedule TO/A filed September 27, 2001.

         At midnight on September 28, 2001, the offer expired pursuant to its terms. A total of 809 Units, representing approximately 2.15% of the outstanding Units, were validly tendered and not withdrawn pursuant to the offer. AIMCO Properties, L.P., has accepted for payment all of those units at a price of $67 per Unit. The Units were purchased with cash on hand.

Item 5. Interest in Securities of the Issuer

         (a)-(b) The information in lines 7 through 11 of each reporting person's cover page is incorporated herein by reference. The number of units directly owned by each reporting person is as follows:

                            Number of Directly Owned     Percentage of Class
Entity or Person            Units                        Represented
----------------            ------------------------     -------------------

AIMCO Properties, L.P.             10,383                         27.8%
AIMCO                                 -0-                          -0-
AIMCO-GP, Inc.                        -0-                          -0-
Insignia Properties, L.P.              10                  Less than 1%
AIMCO/IPT, Inc.                       -0-                          -0-


         (c) See Item 3 above regarding transactions in the Units within the past 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by the reporting persons.

         (e) Not Applicable.

CUSIP NO. NOT APPLICABLE              13D                      PAGE 8 OF 8 PAGES


                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 5, 2001


                                          AIMCO PROPERTIES, L.P.

                                          By: AIMCO-GP, INC.
                                              (General Partner)


                                          By: /s/ Patrick J. Foye
                                              ----------------------------------
                                              Executive Vice President

                                          AIMCO-GP, INC.


                                          By: /s/ Patrick J. Foye
                                              ----------------------------------
                                              Executive Vice President

                                          APARTMENT INVESTMENT AND
                                          MANAGEMENT COMPANY


                                          By: /s/ Patrick J. Foye
                                              ----------------------------------
                                              Executive Vice President

                                          INSIGNIA PROPERTIES, L.P.


                                          By: /s/ Patrick J. Foye
                                              ----------------------------------
                                              Executive Vice President

                                          AIMCO/IPT, INC.


                                          By: /s/ Patrick J. Foye
                                              ----------------------------------
                                              Executive Vice President